Exhibit 2.11

                            ARTICLES OF ORGANIZATION


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Indiana Secretary of State                            Thursday, March 26, 1998
Division of Corporations/Limited Liability Co.
302 West Washington Street
Indpls., In. 46204

APPROVED AND FILED APR 3, 1998

        1.) The name of this company will be BrowseSafe, L.L.C.

        2.) The address of this company will be 335 West 9th Street, Suite 100, Indianapolis, Indiana 46202. The name of the registered agent of the company is Mark W. Smith.

        3.) The duration of BrowseSafe, L.L.C. will be perpetual until dissolution in accordance with Indiana Law.

        4.) The Operating Agreement and these Articles provide that the initial Manager of the company will be Kirkbride Bible Company, Inc.

The Operating Agreement for BrowseSafe, L.L.C. will be on file at the company's address referenced above. Please file these Articles pursuant to IC 23-18-2-4. A $90.00 filing fee is enclosed pursuant to IC 23-18-12-3.


Sincerely,



Jerry L. Craig